Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations and Media Contact:

Don Duffy or John Flanagan

Integrated Corporate Relations 203-682-8200

McCormick & Schmick’s Seafood Restaurants, Inc. Reports Preliminary
Unaudited Fourth Quarter Operating Results

Portland, Oregon — (Business Wire) — March 2, 2005 — McCormick & Schmick’s Seafood Restaurants, Inc. (Nasdaq: MSSR) today reported preliminary and unaudited operating results for its fiscal fourth quarter and full year ended December 25, 2004.

McCormick & Schmick’s Seafood Restaurants, Inc., like many other companies in the restaurant and retail industries, is reviewing its accounting treatment for leases in light of the views expressed by the Office of the Chief Accountant of the SEC in a February 7, 2005 letter to the American Institute of Certified Public Accountants. The Company has not yet determined whether adjustments will be required with respect to occupancy costs, restaurant depreciation and amortization, general and administrative expenses, restaurant pre-opening costs, income taxes and or net income / net loss, and if so, whether such adjustments will require a restatement of prior period financial statements or will be made on a cumulative basis in the fourth quarter of 2004.  Accordingly, the operating results included in this release are preliminary and do not reflect any adjustments that may result from the foregoing items, and if any adjustments occur they will not affect the Company’s previously reported or future net cash balance or the timing of payments under the related leases.

The Company is also reviewing the possible recognition of certain deferred tax assets.  The Company has not completed its review. However, the Company expects that any potential adjustments would result in a lower effective income tax rate for 2004.

Operating highlights for the fourth quarter of 2004 compared to the fourth quarter of 2003 were as follows:

•                  Revenues increased 19.9% to $64.9 million

•                  Comparable restaurant sales increased 3.6%

•                  Operating income increased to $5.4 million from $0.5 million

Operating highlights for fiscal year 2004 compared to fiscal year 2003 were as follows:

•                  Revenues increased 21.4% to $238.8 million

•                  Comparable restaurant sales increased 3.8%

•                  Operating income increased to $8.4 million from $7.4 million

“The fourth quarter marked continued momentum in our business, including an exceptional holiday banquet season. With the financial flexibility from the IPO we remain confident in our strategy to grow the McCormick & Schmick’s brand, including the opening of our seven new restaurants in 2005, and further establish our position as a leading national affordable upscale seafood restaurant operator,” said Saed Mohseni, Chief Executive Officer.

Fourth Quarter Preliminary Operating Results

Revenues for the fourth quarter of 2004 increased 19.9% to $64.9 million from $54.1 million in the same period a year ago.  The increase in revenues is attributable to the addition of nine new company-owned restaurants in 2004, contributions from the three company-owned restaurants opened in the second half of 2003, and a 3.6% comparable restaurant sales increase.  The Company opened one new company-owned restaurant in the fourth quarter of 2004, in Arlington, Virginia.

Total restaurant operating costs were $53.5 million in the fourth quarter of 2004, or 82.4% of revenues, compared to $44.9 million, or 82.9% of revenues, in the prior year period.  The increase in operating costs was due to higher food and beverage, labor, operating and occupancy costs primarily associated with restaurants opened in 2003 and 2004.  As a percentage of revenues, restaurant operating costs improved by 50 basis points primarily due to lower food and beverage costs as well as labor costs resulting from higher average unit volumes for the comparable restaurants aided by increased banquet sales compared to the prior year period, which historically are higher margin than ala carte sales.

General and administrative expenses were $3.6 million in the fourth quarter of 2004, or 5.5% of revenues, compared to $3.7 million, or 6.8% of revenues, in the prior year period.

Restaurant pre-opening costs were $150,000 in the fourth quarter of 2004, compared to $364,000 in the prior year period, the result of one restaurant opened early in the fourth quarter compared to one restaurant opening late in the fourth quarter of the prior year.  Depreciation and amortization expense was $2.4 million, or 3.6% of revenues, compared to $2.6 million, or 4.8% of revenues, in the fourth quarter last year.

Operating income for the fourth quarter of 2004 was $5.4 million, or 8.3% of revenues, compared to $0.5 million, or 0.9% of revenues, in the prior year period.  Last year’s results included $0.6 million of management fees and covenant not to compete expenses and a $1.5 million charge for impairment of assets; neither of the items recurred in the fourth quarter of 2004.  Interest expense was $315,000 during the fourth quarter of 2004 compared to $766,000 in the prior year period, as the Company lowered its average total debt outstanding in the fourth quarter of 2004 as compared to the prior year period.  Total debt as of December 25, 2004 was $13.1 million, which included $1.1 million of capital lease obligations.

Full Year 2004 Preliminary Results

Revenues for the fiscal year ended December 25, 2004 increased 21.4% to $238.8 million from $196.7 million in the same period a year ago.  Comparable restaurant sales increased 3.8% for fiscal year 2004.

During fiscal year 2004, the Company incurred expenses of $4.2 million, compared to $2.6 million in the prior year, associated with management fees and covenant not to compete expenses. The current year expense includes $2.8 million paid for the termination of those agreements.  The Company also incurred expenses of $5.8 million, compared to $3.7 million in the prior year period, associated with accrued dividends and accretion related to the 13% senior exchangeable preferred stock of a Company subsidiary, which was redeemed on July 23, 2004.  The Company expensed $1.3 million and $2.3 million in 2004 and 2003, respectively, related to the write-off of previously capitalized deferred loan costs associated with prior credit facilities.

Financial Guidance

The Company expects first quarter 2005 revenues of approximately $60.0 million to $61.0 million, and comparable restaurant sales increase of approximately 2% to 3%.  The Company intends to open one new restaurant during the first quarter of 2005.

For fiscal 2005, the Company is maintaining its previously announced guidance of revenues between $265.0 million and $270.0 million.  The Company intends to open seven new restaurants in 2005, and expects comparable restaurant sales increase of approximately 2% to 3%.

The Company will provide guidance on earnings per share once it completes its review of its accounting treatment for leases and its review of deferred tax assets.

About the Company

McCormick & Schmick’s Seafood Restaurants, Inc. is a leading national seafood restaurant operator in the affordable upscale dining segment.  Over the past 32 years, it has successfully grown to 52 restaurants in 22 states by focusing on serving a broad selection of fresh seafood. McCormick & Schmick’s inviting atmosphere and high quality, diverse menu offering and compelling price-value proposition appeals to a broad customer base—from casual diners, families and tourists to business travelers and special occasion diners.

Forward-Looking Statements

The financial guidance we provide for our first quarter and fiscal 2005 results and the number of restaurants we intend to open in 2005 are forward-looking statements. These forward-looking statements are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of qualified employees and the availability of a sufficient number of suitable new restaurant sites; changes in the availability and costs of food; potential fluctuation in our quarterly operating results due to seasonality and other factors; the continued service of key management personnel; our ability to protect our name and logo and other proprietary information; changes in consumer preferences, general economic conditions or consumer discretionary spending; health concerns about our food products; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; the impact of litigation; the potential effects of inclement weather or terrorist attacks; the effect of competition in the restaurant industry; cost and availability of capital; and other risk factors described from time to time in SEC reports filed by McCormick & Schmick’s Seafood Restaurants, Inc.

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McCormick & Schmick’s Seafood Restaurants, Inc. and Subsidiaries

Selected Financial Data

(In thousands)

(Preliminary and Unaudited)

	Thirteen week periods ended		Fifty two week periods ended
	December 25, 2004	December 27, 2003	December 25, 2004	December 27, 2003

Revenues	$64,923	$54,131	$238,757	$196,717
Restaurant operating costs
Food and beverage	18,880	15,877	70,873	57,959
Labor	19,526	16,583	75,081	61,644
Operating	9,645	8,077	35,203	29,244
Occupancy	5,456	4,316	20,236	15,829
Total restaurant operating costs	53,507	44,853	201,393	164,676
General and administrative expenses	3,551	3,686	12,020	9,769
Restaurant pre-opening costs	150	364	2,233	1,110
Depreciation and amortization	2,359	2,597	10,470	9,675
Management fees and covenants not to compete	—	639	4,240	2,550
Impairment of assets	—	1,513	—	1,513
Total costs and expenses	59,567	53,652	230,356	189,293
Operating income	5,356	479	8,401	7,424
Interest expense	315	766	2,680	3,069
Accrued dividends and accretion on mandatorily redeemable preferred stock	—	951	5,759	1,901
Write-off of deferred loan costs on early extinguishment of debt	—	2,313	1,288	2,313
Income (loss) before income tax expense (benefit) and accrued dividends and accretion on mandatorily redeemable preferred stock	5,041	(3,551)	(1,326)	141
Accrued dividends and accretion on mandatorily redeemable preferred stock	—	—	—	1,832
Income (loss) before income tax expense (benefit)	$5,041	$(3,551)	$(1,326)	$(1,691)

	Thirteen week periods ended		Fifty two week periods ended
	December 25, 2004	December 27, 2003	December 25, 2004	December 27, 2003
	(Amounts as a percentage of Revenues)
Revenues	100.0%	100.0%	100.0%	100.0%
Restaurant operating costs
Food and beverage	29.1%	29.4%	29.7%	29.5%
Labor	30.1%	30.6%	31.5%	31.3%
Operating	14.8%	14.9%	14.7%	14.9%
Occupancy	8.4%	8.0%	8.5%	8.0%
Total restaurant operating costs	82.4%	82.9%	84.4%	83.7%